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                                                                    Exhibit 99.4

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INVERNESS CONFIRMS PROPOSAL TO ACQUIRE BIOSITE FOR $90.00 PER SHARE IN CASH

WALTHAM, Mass.--(Business Wire)--Inverness Medical Innovations, Inc. (Amex:
IMA), a leading manufacturer and marketer of rapid diagnostic products for the consumer and professional markets, confirmed today its proposal to acquire Biosite(R) Incorporated (Nasdaq: BSTE) in a cash merger transaction for $90.00 per share.

Commenting on the proposal, Ron Zwanziger, Chairman, President and Chief Executive Officer of Inverness said, "We expect that a combination with Biosite would be immediately accretive to Inverness' cash-based EPS, and would make for a powerful long-term strategic fit by enabling us to leverage Biosite's strength in proprietary protein markers and robust cardiovascular platform together with our ongoing research and development efforts in the cardiac arena. This transaction is consistent with our strategy of identifying uniquely promising leaders in diagnostics and successfully integrating them into our growing portfolio of diagnostic solutions."

Mr. Zwanziger continued, "After ten months of careful review and unsuccessful outreach efforts to Biosite's management team and Board, we came to the conclusion that we had no choice but to make our intentions absolutely clear. While we have serious concerns regarding the integrity of a supposedly competitive bidding process that would lead Biosite's management to enter into a preemptive merger agreement with another party rather than fully explore a combination with us, we are hopeful that Biosite's Board will respond favorably to our superior proposal and recognize the fiduciary duty they owe to their stockholders to do so. We have all the necessary financing commitments and are prepared to complete confirmatory due diligence in two full business days, and we look forward to completing a transaction as expeditiously as Biosite and its Board will allow."

As of April 5, Inverness owned approximately 4.7% of Biosite's outstanding common stock.

Covington Associates and UBS Investment Bank are acting as financial advisors to Inverness. Goodwin Procter LLP is serving as legal counsel to Inverness.

About Inverness: Inverness Medical Innovations, Inc. is a leading developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women's health, cardiology and infectious disease. The Company's new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.

For additional information on Inverness Medical Innovations, Inc., please visit our website at www.invernessmedical.com.

This press release may contain forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness' current views with respect to future events and are based on management's current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with the timing of and costs of financing commitments and general competitive factors, market and economic conditions generally, the demand for the acquired products, the ability of Inverness to successfully develop and commercialize the acquired products, the risks and uncertainties described in Inverness' annual report on Form 10-K, as amended, for the period ended December 31, 2006, and other factors identified from time to time in its periodic filings with the Securities and Exchange Commission. Risks and uncertainties relating to the proposed transaction include without limitation the risks that: Biosite will not terminate its merger agreement with Beckman Coulter; Biosite will not enter into any definitive agreement with Inverness or, if entered into, that the terms of any agreement will be materially different from those described above; Inverness will not obtain the

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requisite debt financing for the transaction; the anticipated benefits of the transaction will not be realized; the changes to infrastructure will not be realized or will cost more than anticipated; Inverness' financial results will be different from those anticipated when the effects on cash-based EPS were calculated; the closing conditions to any transaction that may be entered into are not realized; and the proposed transactions will not be consummated. Inverness undertakes no obligation to update any forward-looking statements contained herein.

Additional Information About the Proposed Transaction and Where to Find It:

This material relates to a business combination transaction with Biosite proposed by Inverness, which may become the subject of a proxy statement filed with the Securities and Exchange Commission ("SEC"). This material is not a substitute for the proxy statement that Biosite would file with the SEC if any agreement is reached. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF, AND WHEN, THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. All such documents, if filed, would be available free of charge at the SEC's website (www.sec.gov) or by directing a request to Biosite, 11030 Roselle St., San Diego, CA 92121 (619) 455-4808.

Participants in any solicitation that may occur in the event Inverness and Biosite enter into the proposed cash merger transaction:

In the event a transaction is entered into by and between Inverness and Biosite, Biosite and its directors, executive officers and other employees may be deemed to be participants in any solicitation of Biosite shareholders in connection with the proposed transaction.

Information about Biosite's directors and executive officers is available in Biosite's proxy statement for its 2006 annual meeting of stockholders, as filed with the SEC on April 28, 2006.

Media:
Sard Verbinnen & Co
Matt Benson, 415-618-8750
Maggie Pisacane, 212-687-8080
or
Investor Relations:
Doug Guarino, 781-647-3900